Exhibit 99.1

DAVIDsTEA Inc. Announces First Quarter Fiscal 2015 Financial Results

Reports first quarter sales growth of 29% to C$35.8 million

Reports first quarter adjusted net income of C$1.1 million and adjusted fully diluted EPS of C$0.04

Montreal, Quebec, June 16, 2015 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the thirteen weeks ended May 2, 2015.

For the thirteen weeks ended May 2, 2015:

•                  Sales increased by 29% to C$35.8 million from C$27.8 million in the first quarter of fiscal 2014.  Comparable sales increased 6.3%.

•                  Gross profit increased 21% to C$19.1 million while gross profit as a percent of sales decreased to 53.3% from 56.6% in the first quarter of fiscal 2014.  The decrease in gross profit as a percent of sales was driven primarily by the adverse impact from the stronger U.S. dollar on U.S. dollar denominated purchases, as well as an investment in supply chain.

•                  Selling, general and administration expenses (“SG&A”) increased to C$21.0 million from C$13.3 million in the first quarter of fiscal 2014. Excluding IPO-related and other one-time costs, SG&A increased to C$17.0 million from C$13.3 million in the first quarter of fiscal 2014. As a percent of sales, SG&A excluding these one-time costs decreased to 47.4% from 47.8%.

•                  Results from operating activities were C$(2.0) million as compared to C$2.4 million in the first quarter of fiscal 2014. Excluding the impact of the IPO and other one-time costs, results from operating activities decreased to C$2.1 million from C$2.4 million in the first quarter of fiscal 2014.

•                  The Company opened 7 new stores in the first quarter and ended the quarter with 161 stores in Canada and the U.S. This represents an increase of 28% from the end of the first quarter of fiscal 2014.

•                  Adjusted EBITDA was C$4.0 million compared to C$3.9 million in the first quarter of fiscal 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•                  Net income was C$(93.2) million compared to C$1.4 million in the first quarter of fiscal 2014. Adjusted net income, which excludes IPO-related and other one-time costs in the first quarter of fiscal 2015 (see Reconciliation of IFRS basis to Adjusted net income table), was C$1.1 million compared to C$1.4 million for the first quarter of fiscal 2014.

•                  Fully diluted income per common share was C$(7.73) compared to C$0.07 in the first quarter of fiscal 2014. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$0.04 per share compared to C$0.06 per share in the first quarter of fiscal 2014.

Sylvain Toutant, President and Chief Executive Officer, stated: “We are very pleased with our first quarter financial results. Our performance reflects the strength of our unique brand that is reinventing the tea experience, making it fun and accessible to all.”

Mr. Toutant continued, “We have differentiated ourselves in the growing specialty tea industry that is benefitting from consumer trends with broad demographic appeal.  We offer a breadth of unique tea products, with a focus on innovation and design that is delivered in stores by passionate and knowledgeable tea guides, as well as online. With a current store base of 161 stores and total North American potential of 550 stores, we believe there is significant white space opportunity in both Canada and the U.S. for the DAVIDsTEA brand.”

Mr. Toutant concluded: “It’s an exciting time at DAVIDsTEA as we continue to build the brand, grow our store base and e-commerce footprint, drive profitability and realize the significant potential we believe exists for this business.”

Balance sheet highlights as of May 2, 2015:

•                  Cash: C$9.8 million.

•                  Total liquidity (cash plus availability on a C$20.0 million revolver facility): C$19.8 million.

•                  Our initial public offering closed on June 10, 2015. Net proceeds to the Company, after IPO-related costs, were approximately C$68.5 million, which were used to repay debt and for working capital and general corporate purposes

Second Quarter and Fiscal 2015 Outlook:

For the second quarter of fiscal 2015, sales are expected to be in the range of C$30.0 million to C$31.0 million based on opening two net new stores and assuming a comparable sales increase in line with our longer term target range of low to mid-single digits. Adjusted EBITDA is expected to be in the range of C$(0.3) million to C$(0.6) million. Adjusted net loss is expected to be in the range of C$(1.9) million to C$(2.2) million, with an adjusted loss per fully diluted common share range of C$(0.08) to C$(0.09) on approximately 23.9 million estimated fully diluted weighted average shares outstanding.

For fiscal 2015, sales are expected to be in the range of C$170.0 million to C$174.0 million based on opening 40 net new stores for the full year and assuming a comparable sales increase in line to slightly above our longer term target range of low to mid-single digits. Adjusted EBITDA is expected to be in the range of C$22.4 million to C$23.5 million. Adjusted net income, which excludes IPO-related and other one-time costs, is expected to be in the range of C$8.8million to C$9.9 million, or C$0.33 to C$0.38 per share on approximately 26.3 million adjusted fully diluted common shares outstanding.

Conference Call Information:

A conference call to discuss the first quarter fiscal 2015 financial results is scheduled for today, June 16, 2015, at 4:30 p.m. Eastern Daylight Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com.  An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share. Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share may differ from similar measures reported by other companies. We believe that Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share allow for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income(loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

• Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share do not reflect changes in, or cash requirements for, our working capital needs;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  These forward-looking statements address various matters including management’s beliefs about the Company’s sales and growth prospects for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks including those set forth in the company’s prospectus filed with the Securities and Exchange Commission on June 8, 2015. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. As of May 2, 2015, the Company owned and operated 161 DAVIDsTEA stores throughout the United States and Canada. The Company is headquartered in Montréal, Canada.

DAVIDsTEA Inc.

INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	For the three months ended
	May 2, 2015 $	April 26, 2014 $

Sales	35,844	27,798
Cost of sales	16,755	12,078
Gross profit	19,089	15,720
Selling, general and administration expenses	21,043	13,287
Results from operating activities	(1,954)	2,433
Finance costs	792	574
Finance income	(51)	(43)
Accretion of preferred shares	314	202
(Gain)/loss from embedded derivative on Series A, A-1 and A-2 preferred shares	90,705	(509)
Income (loss) before income taxes	(93,714)	2,209
Provision for income tax (recovery)	(488)	769
Net income (loss)	(93,226)	1,440
Other comprehensive income (loss)
Cumulative translation adjustment	(574)	(31)
Comprehensive income (loss)	(93,800)	1,409
Income / (loss) per share
Basic	(7.73)	0.12
Fully diluted	(7.73)	0.07
Weighted average number of shares outstanding
— basic	12,057,474	11,958,168
— fully diluted	12,057,474	20,221,194

DAVIDsTEA Inc.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at May 2, 2015 $	As at January 31, 2015 $

ASSETS
Current
Cash	9,778	19,784
Accounts and other receivables	2,062	2,355
Inventories	14,636	12,517
Income tax receivable	1,947	852
Prepaid expenses and deposits	4,942	3,050
Total current assets	33,365	38,558
Deferred charges	552	—
Property and equipment	35,874	35,621
Intangible assets	1,808	1,669
Deferred income taxes	2,840	3,212
Total assets	74,439	79,060
LIABILITIES AND DEFICIENCY
Current
Trade and other payables	11,177	12,441
Deferred revenue	2,253	2,634
Income taxes payable	—	87
Current portion of long-term debt and finance lease obligations	9,877	4,287
Current portion of provisions	154	258
Current portion of loan from the controlling shareholder	2,952	—
Total current liabilities	26,413	19,707
Deferred rent and lease inducements	4,375	4,137
Long-term debt and finance lease obligations	—	6,142
Provisions	608	616
Deferred income taxes	—	357
Loan from the controlling shareholder	—	2,952
Preferred shares — Series A, A-1 and A-2	29,432	28,768
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	107,132	16,427
Total liabilities	167,960	79,106
Equity (Deficiency)
Share capital	510	385
Contributed surplus	1,612	1,412
Deficit	(97,355)	(4,129)
Accumulated other comprehensive income	1,712	2,286
Total Deficiency	(93,521)	(46)
	74,439	79,060

DAVIDsTEA Inc.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	For the three months ended
	May 2, 2015 $	April 26, 2014 $

OPERATING ACTIVITIES
Net income (loss)	(93,226)	1,440
Items not affecting cash:
Depreciation of property and equipment	1,298	1,050
Amortization of intangible assets	123	139
Deferred rent	198	145
Provision for onerous contracts	(74)	—
Stock-based compensation expense	325	120
Amortization of financing fees	166	41
Accretion of preferred shares	314	202
(Gain)/loss from embedded derivative on Series A, A-1 and A-2 preferred shares	90,705	(509)
Deferred income taxes (recovered)	15	(69)
	(156)	2,559
Net change in other non-cash working capital balances related to operations	(6,501)	(3,121)
Cash flows related to operating activities	(6,657)	(562)
FINANCING ACTIVITIES
Repayment of finance lease obligations	(552)	(77)
Proceeds of long-term debt	9,996	—
Repayment of long-term debt	(10,014)	(740)
Share issuance of Series A, A-1 and A-2 preferred shares	—	2,649
IPO related expenses	(552)	—
Financing fees	(119)	(112)
Cash flows related to financing activities	(1,241)	1,720
INVESTING ACTIVITIES
Additions to property and equipment	(1,840)	(948)
Additions to intangible assets	(268)	(224)
Cash flows related to investing activities	(2,108)	(1,172)
Decrease in cash	(10,006)	(14)
Cash, beginning of period	19,784	15,350
Cash, end of period	9,778	15,336

DAVIDsTEA Inc.

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	May 2, 2015	April 26, 2014

Net income (loss)	(93,226)	1,440
Finance costs	792	574
Finance income	(51)	(43)
Depreciation and amortization	1,421	1,189
Provision for income tax (recovery)	(488)	769
EBITDA	(91,552)	3,929

Additional adjustments
Stock-based compensation expense(a)	325	120
Stock-based compensation expense for cashless exercise(b)	4,052	—
Onerous contracts(c)	(74)	—
Deferred rent(d)	198	145
Accretion of preferred shares(e)	314	202
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares(f)	90,705	(509)
Adjusted EBITDA	3,968	3,887

(a) Represents non-cash stock-based compensation expense.

(b) Represents costs related to cashless exercise of options by former employees.

(c) Represents provision related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(d) Represents the extent to which our annual rent expense has been above or below our cash rent.

(e) Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares converted automatically into common shares.

(f) Represents provision for the conversion feature of the Series A, A-1 and A-2 Preferred Shares. In connection with the completion of our initial public offering, this liability converted into equity, which will be reflected in our results for the quarter ended August 1, 2015.

DAVIDsTEA Inc.

Reconciliation of IFRS basis to Adjusted net income

[Unaudited and in thousands of Canadian dollars]

	For the three months ended
	May 2, 2015 $	April 26, 2014 $

Net (loss) income	(93,226)	1,440
Add Stock-based compensation expense for cashless exercise(a)	4,052	—
Add Finance costs related to preferred shares(b)	351	274
Add Accretion of preferred shares(c)	314	202
Add (Gain)/loss from embedded derivative on Series A, A-1 and A-2 preferred shares(d)	90,705	(509)
Add: Income tax expense adjustment(e)	(1,074)	—
Adjusted net income	1,122	1,407

(a) Represents costs related to cashless exercise of options by former employees.

(b) Represents finance fees related to the preferred shares. Upon the completion of the initial public offering, we converted the liability associated with these preferred shares into equity.

(c) Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares converted automatically into common shares.

(d) Represents provision for the conversion feature of the Series A, A-1 and A-2 Preferred Shares. In connection with the completion of our initial public offering, this liability converted into equity, which will be reflected in our results for the quarter ended August 1, 2015.

(e) Removes the impact of the stock-based compensation expense for cashless exercise on income taxes.

DAVIDsTEA Inc.

Reconciliation of fully diluted weighted average common shares outstanding, as reported, adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	For the three months ended
	May 2, 2015 $	April 26, 2014 $

Weighted average number of shares outstanding, fully diluted	12,057,474	20,221,194
Adjustments:
Adjustment for anti-dilution(a)	10,726,718	1,089,717
Initial public company share issuance(b)	3,414,261	3,414,261
Unvested restricted stock units(c)	82,680	—
Adjusted weighted average number of shares outstanding, fully diluted	26,281,133	24,725,172

Earnings per share, fully diluted - as reported	(7.73)	0.07

Adjusted earnings per share, fully diluted	0.04	0.06

(a) Reflects the diluted impact of Series A, A-1 and A-2 Preferred shares and the diluted impact of stock options, utilizing the treasury stock method.

(b) Reflects the number of common shares issued in the initial public offering, as if they had been available the entire period.

(c) Assumes the impact of all unvested restricted stock units granted on March 31, 2015.

Investor Contact

ICR Inc.

Farah Soi/Rachel Schacter

(203)-682-8200

investors@davidstea.com

Media Contact:

ICR, Inc.

Jessica Liddell/Julia Young

203-682-8200

pr@davidstea.com